UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2021

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

As of July 22, 2021, Gevo NW Iowa RNG, LLC (the “Company”), a wholly owned subsidiary of Gevo, Inc., entered into a Base Contract for Sale and Purchase of Natural Gas (the “Base Contract”) with BP Canada Energy Marketing Corp. and BP Products North America Inc. (collectively, the “Buyer” and, together with the Company, the “Parties” and, each, a “Party”) pursuant to which, together with the Special Provisions attached to and forming part of the Base Contract (the “Special Provisions”), the Biogas Supply Addendum – Vehicle Fuel Segment-Supply Side (the “Biogas Addendum”), and the related transaction confirmation (the “Transaction Confirmation” and, together with the Base Contract, the Special Provisions, and the Biogas Addendum, the “Agreement”), the Company has agreed to supply pipeline biogas to the Buyer. Under the Agreement, the Company will deliver to the Buyer biogas produced at the Company’s biogas facility located in northwest Iowa (the “Facility”). The Buyer will pay the Company a price for the biogas calculated based on the daily midpoint price for natural gas reported by a major gas price index for that day at the defined delivery point in addition to the value of a portion of the Renewable Identification Numbers (“RINs”) and the credits under California’s and Oregon’s Low Carbon Fuel Standard Programs (“LCFS Credits”) generated by the biogas as further described below.

Under the terms of the Agreement, the Buyer will sell the biogas to certain enumerated vehicle fuel producers, and the Company will receive a defined percentage of the value of the RINs and LCFS Credits generated by the Buyer in respect of the sales of biogas.

The Transaction Confirmation was executed and the Agreement became effective on August 5, 2021 and will continue in full force and effect until 120 months after the later of the commercial operation date of the Facility and January 1, 2022 (unless earlier terminated pursuant to its terms). Either Party may terminate the Agreement if the Facility is not able to deliver biogas by a specified outside date and Buyer may terminate the Agreement if the Company fails to execute a contract with a third party in connection with verification of the environmental attributes of the natural gas.

Either party may terminate the Transaction Confirmation if the applicable laws giving rise to RINs and LCFS Credits are repealed or generation of RINs or LCFS Credits or the sale of biogas otherwise becomes illegal or impossible and the parties cannot agree to renegotiated commercial terms. In addition, the Company may terminate the Transaction Confirmation if the provisions of the Agreement would prevent the Company from refinancing its Solid Waste Facility Revenue Bonds, Series 2021, issued by the Iowa Finance Authority on April 15, 2021 and the Company and the Buyer cannot amend the Agreement in such a way as to allow the Company to obtain the refinancing.

All biogas delivered by the Company shall meet the pressure, quality and heat content requirements of the Receiving Transporter (as defined in the Agreement). As between the Company and Buyer, the Company will be liable for all claims arising from the failure of biogas delivered by the Company to meet such quality requirements. In connection with the Agreement, Buyer is providing a parent company guaranty to the Company.

The Agreement contains certain customary representations, warranties, covenants and confidentiality provisions, and also contains mutual indemnification obligations.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Base Contract, the Special Provisions, the Biogas Addendum and the Transaction Confirmation, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Base Contract for Sale and Purchase of Natural Gas, dated July 22, 2021, by and between Gevo NW Iowa RNG, LLC, BP Canada Energy Marketing Corp. and BP Products North America Inc.
10.2†

Special Provisions Attached to and Forming Part of the Base Contract for Sale and Purchase of Natural Gas dated July 22, 2021, by and between Gevo NW Iowa RNG, LLC, BP Canada Energy Marketing Corp. and BP Products North America Inc.

10.3†	Biogas Supply Addendum – Vehicle Fuel Segment-Supply Side, dated July 22, 2021, by and between Gevo NW Iowa RNG, LLC, BP Canada Energy Marketing Corp. and BP Products North America Inc.
10.4†	Transaction Confirmation relating to the Base Contract, by and between Gevo NW Iowa RNG, LLC and BP Canada Energy Marketing Corp.

  †Certain portions of the exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: August 9, 2021	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
Vice President - General Counsel and Secretary